EXHIBIT 2(A)


STATE OF NEW YORK
SUPREME COURT : COUNTY OF ERIE
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IN RE REALMARK PROPERTY
INVESTORS LIMITED PARTNERSHIP                              Index No. I 2000-3273
LITIGATION
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                            STIPULATION OF SETTLEMENT
                            -------------------------

         The parties to these actions (the "Litigation") have reached an agreement to settle these cases.

         IT IS HEREBY STIPULATED AND AGREED, by and among the undersigned parties, through their respective counsel and subject to all of the terms and conditions set forth herein and the approval of the Court, that these actions, as well as any and all of the claims and causes of action of any nature or description which have or could have been asserted therein or which arise out of or are in any way related to the acts, transactions or occurrences alleged in the complaints be, and the same hereby are, compromised and settled on the terms and conditions hereinafter set forth as of August 29, 2001:

I.       The Hearing Order and Settlement Hearing
         ----------------------------------------

         1. Promptly after the execution of this Stipulation, the parties shall jointly move the Court for the entry of an Order Preliminarily Approving Settlement (the "Hearing Order"), substantially in the form attached hereto as Exhibit A:

                  (i) scheduling a hearing (the "Hearing") to determine whether this proposed settlement (the "Settlement") should be approved as fair, reasonable and adequate to the members of the Class, and the amount of fees and expenses to be awarded to plaintiffs' counsel;
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                  (ii) conditionally certifying a Class for settlement purposes only. The Class shall be defined as all persons or entities and their successors and assigns who are or have been at any time limited partners in any of the Partnerships1, up to and including those limited partners of record on the day that the Notice of Pendency and Proposed Settlement of Class Action is mailed, and excluding Defendants2, any entity in which the Defendants have a controlling interests, members of the immediate family of any Defendants or their affiliates;

                  (iii) approving as to form and content the Notice of Pendency and Proposed Settlement of Class Action (the "Notice"), attached hereto as Exhibit B;

                  (iv) directing the mailing of the Notice by first-class mail to members of the Class;

                  (v) finding that the mailing of the Notice constitutes the best notice practicable under the circumstances and is due and sufficient notice of the matters set forth in the Notice to all members of the Class, and that the Notice fully satisfies the requirements of due process and the New York law; and

                  (vi) empowering plaintiffs' counsel to supervise and administer the identification and notice procedures of the Settlement.

         2. The parties agree and propose to the Court pursuant to CPLR 903 that the Class should not be limited to those Class members who do not request exclusion therefrom, and accordingly, no such exclusion should be permitted. As with classes certified pursuant to Fed. R.





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1        The "Partnerships" are Realmark Property Investors Limited
Partnership I ("Realmark I"), Realmark Property Investors Limited Partnership II ("Realmark II"), Realmark Property Investors Limited Partnership III ("Realmark III"), Realmark Property Investors Limited Partnership IV ("Realmark IV"), Realmark Property Investors Partnership V ("Realmark V"), Realmark Property Investors Limited Partnership VI-A ("Realmark VI-A"), and Realmark Properties Limited Partnership VI-B ("Realmark VI-B").

2        "Defendants" as used in this stipulation means Realmark Properties,
Inc., J.M. Jayson & Co., Inc., Joseph M. Jayson, Judith P. Jayson, Michael J. Colmerauer, U.S. Capital Services Corp., and the Partnerships.

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Civ. P. 23(b)(2), the defendants are agreeing, in essence, to injunctive relief with respect to the Class as a whole, by their agreements to forego certain payables (the "monetary benefits" described below) and to institute the liquidation process (described below). Moreover, each limited partner is entitled to the same pro rata distributive share(s) with respect to the Partnership units that he or she owns pursuant to the Partnership Agreements. All of the consideration for this Settlement is derived from the liquidation being ordered hereunder and the proceeds of such liquidation flow to all limited partners under the Partnership Agreements. Accordingly, it would be inappropriate to allow limited partners to opt out because under the Partnership Agreements they still would receive the fruits of the settlement, regardless of whether they opt out.

         3. All expenses of notice to and all other communications with the putative class and all expenses of processing and implementing the settlement shall be borne by the Partnerships and not Defendants.

         4. No party or their counsel (including local counsel or co-counsel listed on any pleading filed in these actions) will encourage, solicit, or support any person or entity to pursue or commence any lawsuits against any of the Defendants, nor will plaintiffs' counsel assist or represent any persons in such lawsuits with respect to any matter or proceeding which directly or indirectly relates to the Partnerships.

II.      PRETRIAL PROCEEDINGS AND DISCOVERY IN THE LITIGATION
         ----------------------------------------------------

         5. Plaintiffs' counsel has conducted extensive research and investigation during the prosecution of the Litigation. This discovery and investigation has included, inter alia, (i) inspection of thousands of pages of financial records and related documents produced by the Defendants pursuant to settlement negotiations and voluntarily by cooperating class members; (ii) the retention of and investigation by a forensic accountant, who analyzed the documents produced by Defendants and others and, upon counsultation with plaintiffs' counsel, prepared reports addressing the accounting liability

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and damages issues herein; (iii) review of hundreds of pages of the partnership agreements for the Partnerships (the "Partnership Agreements") and of representative prospectuses for the Partnerships, (iv) review of thousands of pages of SEC public filings; (v) numerous interviews with the representative plaintiffs, other Class members and potential witnesses; (vi) several meetings with Defendants, their attorneys and their accountants addressing the accounting, fee, expense reimbursement, property management and damages issues herein; (vii) exhaustive pre-filing investigation of the claims set forth in the original complaints, (viii) extensive research of the applicable law with respect to the claims asserted in the complaints and the potential defenses thereto, and (vii) service of written discovery.

III.     DEFENDANTS' STATEMENT
         ---------------------

         6. Defendants continue to deny liability and all allegations of wrongdoing. Defendants have entered into this settlement to avoid the cost and expense of further litigation. Neither this stipulation nor the settlement between the parties constitutes an admission of wrongdoing or liability by defendants. Neither this stipulation nor the settlement between the parties shall be admissible in any proceeding, other than a proceeding to enforce or implement this agreement.

IV.      CLAIMS OF THE PLAINTIFFS AND BENEFITS OF SETTLEMENT
         ---------------------------------------------------

         7. The plaintiffs believe that the claims asserted in the Litigation have merit and that the evidence developed to date in the Litigation supports the claims asserted. However, plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the settling Defendants through trial and through appeals. Plaintiffs also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this litigation, and they believe that the Settlement confers substantial benefits upon the Partnerships, the

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Class and each of the Class members. Based on their evaluation, counsel for the plaintiffs have determined that the settlement set forth in the Stipulation is in the best interests of the plaintiffs, the Partnerships and the Class and each of the Class Members.

V.       CLASS CONSIDERATION FOR THE SETTLEMENT
         --------------------------------------

A.       Monetary Benefits
         -----------------

         8. Realmark Property Investors Limited Partnership IV ("Realmark IV") owes approximately $1,532,420 (the "Realmark IV payable"), as of March 31, 2001, to its General Partners, JMJ and/or affiliates.3 The Plaintiffs have contested the Realmark IV payable and the amount owing to the General Partners, JMJ, and/or affiliates. The General Partners, JMJ, and/or affiliates agree to waive and forgive any right or claim to an aggregate amount of $1 million of the Realmark IV payable to them by Realmark IV, which shall be distributable to the Realmark IV limited partners in accordance with the Realmark IV partnership agreement. The balance of the Realmark IV payable shall be paid to the Realmark IV General Partners, JMJ, or their affiliates out of Realmark IV's available funds, if any, after distribution to the limited partners of the first $1 million of available funds.

         9. Realmark Property Investors Limited Partnership VI-A ("Realmark VI-A") owes approximately $481,598 (the "Realmark VI-A payable"), as of March 31, 2001, to its General Partners,4 JMJ, and/or affiliates. The plaintiffs have contested the Realmark VI-A payable and the amount owing to the General Partners, JMJ, and/or affiliates. The General Partners and JMJ agree to waive and forgive indebtedness owing by Realmark VI-A as of March 31, 2001, including




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3        The general partners of Realmark IV are Realmark Properties IV
Associates, RPI Investors-IV, Inc., and Joseph M. Jayson ("Jayson"). J.M. Jayson & Co., Inc. ("JMJ") is the affiliate of general partners that is owed money by Realmark-IV.

4        The general partners of Realmark VI-A are Jayson, Realmark
Properties, Inc. ("RPI").

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any further accrued interest, which exceeds the amount of the Realmark VI-A payable. In addition, the General Partners and JMJ agree that, after March 31, 2001, they shall charge no further interest to the partnership on the Realmark VI-A payable. Realmark VI-A shall pay JMJ, General Partners, and/or their affiliates the Realmark VI-A payable prior to the distribution of available funds to the limited partners under the partnership agreement.

         B.       Partnership Property Liquidation Process
                  ----------------------------------------

         10. Jayson and RPI5 (collectively, the "General Partners") will continue to have the primary authority to dispose of the Partnerships' properties, and shall pursue sale of the Partnerships' properties. During the time that the General Partners have primary authority to dispose of the Partnerships' properties, plaintiffs, plaintiffs' counsel and their designated representatives (if any) shall designate one person (the "Plaintiff Representative") who shall have the right to advise the General Partners regarding the sale, marketing, and disposition of the properties, and the General Partners shall make themselves reasonably available to the Plaintiff Representative for such purpose and shall be obligated to consider in good faith the input and advice being provided by the Plaintiff Representative. The General Partners shall, upon request, provide the Plaintiff Representative with all information concerning the marketing and sale of the properties. Plaintiffs' representative shall be reimbursed for his reasonable expenses and shall be compensated for his time on an hourly basis in accordance with a fee schedule to be approved by the Court. Monthly invoices shall be submitted to the General Partners who will pay the same within 14 days and will equitably divide the costs among the various Partnerships.







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5        Jayson and RPI are the General Partners of each of the Partnerships.


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         11. If either (i) the General Partners have not sold6 fifty percent
(50%) of the Partnerships' properties (by value7) within 180 days of the date of the Hearing Order or (ii) the General Partners have not sold 100 percent of the Realmark partnerships' properties within three hundred sixty (360) days of the date of the Hearing Order, upon the first to occur of (i) and (ii) above, primary authority to dispose of the partnership properties8 shall pass to the "Sales Agent", who shall be an independent person unaffiliated with plaintiffs or their counsel designated by plaintiffs' counsel and approved by the Court. The Sales Agent must have significant and appropriate experience in transactions involving the sale of residential and commercial real estate of the general type owned by the Partnerships. Notwithstanding the foregoing, no power or authority shall pass to the Sales Agent unless the Order and Final Judgment Approving Settlement and Awarding Fees and Expenses has been executed and entered by the Court.

         12. In the event that primary authority to dispose of the Partnerships' properties passes to the Sales Agent, then the Sales Agent's duties shall include: (a) the hiring and monitoring on behalf of the Partnerships of professional real estate consulting firms, brokers and other professionals, each of which shall be independent and unaffiliated with the Sales Agent, plaintiffs, and plaintiffs' counsel, to ensure that the properties are marketed and sold in a manner that reasonably maximizes the value of the sales process for the limited partners (provided however that if plaintiffs' counsel and counsel for






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6        A property will be considered "sold" if a contract of sale is signed, even if subject to a future closing date or conditions.

7        For purposes of this determination only, the Partnership properties shall be the properties owned as of the commencement of these lawsuits and the value of the partnership properties shall be deemed to be the values listed on the attached Exhibit C.

8        "Primary authority to dispose of the partnerships' properties" means the authority to market and sell the partnership properties, to prepare the properties for marketing and sale and to expend partnership funds to market, sell or prepare the properties for marketing or sale, including without limitation, the retention of independent marketing or sales professionals. At any time when the Sales Agent has been granted primary authority to dispose of the Partnerships' properties, he shall be granted access to the partnerships' and the properties books and records, and to the properties, during regular business hours, and the General Partners shall make reasonable efforts to provide information and answer questions of the Sales Agent in a prompt manner.

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the Defendants agree to jointly recommend a broker or other professional, then the Partnerships shall retain that broker or other professional), (b) the negotiation of contracts and fee arrangements with outside parties (other than with the Sales Agent himself) regarding the marketing and sales process with such fees to be paid by the Partnerships, (c) receiving and negotiating offers for the Partnerships, (d) supervision and coordination of the marketing process to ensure that the properties are being marketed in a commercially reasonable manner, (e) working with the appropriate General Partners regarding any efforts that have already been undertaken to prepare and/or market the properties for sale, (f) working with counsel for the parties hereto, (g) communicating offers to the investors for their vote when required by the Partnership agreements (such communications shall notify the investors that there may be potential tax consequences of sale and advise them to consult their own tax advisors; however, no further tax advice shall be given) and receiving and counting all ballots from such investor vote, (h) working with counsel for the Partnerships regarding the closing aspects or process for the sale of a given property, and (i) if necessary, seeking guidance from the court regarding the resolution of any issue that may arise in connection with these duties.

         13. The Sales Agent shall have no other role or responsibility with respect to the operation of the Partnerships or the administration of their assets. All parties hereto agree that it would be preferable that the Sales Agent and those assisting the Sales Agent would be paid on an hourly basis by the Partnerships in accordance with the fee schedule to be provided by the Sales Agent. Monthly invoices would be submitted to the General Partners who would pay the same within 14 days and equitably divide the costs among the various Partnerships. In any event, the terms on which the Sales Agent is retained shall be submitted to the Court for approval. The Sales Agent will not serve as a broker or listing agent for the Partnerships' properties.









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         14. During the time that the Sales Agent has primary authority to dispose of the Partnerships' properties, the General Partners shall also have the right to advise Sales Agent regarding the sale, marketing, and disposition of the properties, and the Sales Agent shall make himself reasonably available to the General Partners for such purpose and shall be obligated to consider in good faith the input and advice being provided by the General Partners.

         15. If requested by the Sales Agent, the General Partners of the Partnerships shall execute as General Partner whatever documents are necessary in connection with the sale of any Partnership property, provided that the limited partners have given any approval required under the applicable Partnership agreement. The Defendants agree that they shall vote any units they own as limited partners in the same proportion as the other limited partners who do vote.

         16. None of the Defendants nor any of their affiliates shall purchase any of the Partnerships' properties. Neither the Defendants nor any affiliate of the Defendants shall be a employee, officer, contractor, director, partner, manager, member, lender, securities holder or investor in any entity that purchases any of the Partnerships' properties and shall not receive any personal benefits from such sale other than any fees and distributions such Defendant is entitled to pursuant to the terms of the partnership agreements, and those such payments shall be fully disclosed.

         17. The Defendants agree that all voting rights belonging to the limited partners will be fully honored and protected. Neither the General Partners nor the Sales Agent may sell or otherwise dispose of at one time all or substantially all of the assets of a partnership without the consent of a majority in interest of the limited partners. The parties agree that a sale of the majority of a partnership's properties constitutes a sale of "substantially all" of the properties, and that a liquidating sale of a final property remaining as a result of the sale of partnership properties is not a sale of "substantially all" the properties.





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         18. Final distributions of limited partnership assets shall be made according to the terms of the Partnership Agreements, provided that, prior to making any distributions of sales proceeds the Defendants shall provide a schedule of proposed distributions to Plaintiffs' counsel at least 20 days prior to making any such distributions. The General Partner shall file an affidavit setting forth a final schedule of distributions with the Court within 30 days after the final distributions for any or all of the Partnerships, and also setting forth the time that the proposed schedule was provided to Plaintiffs' counsel.

         19. Except to the extent that specific duties and powers relating to marketing and sale of the Partnerships' properties pass to the Sales Agent, the General Partners shall retain the management and control, rights, powers, duties and responsibilities heretofore exercised with respect to the Partnerships and the Partnership properties, and shall be entitled to be paid for its services in doing so, and be reimbursed for expenses incurred in doing so, consistent with past practice.

VI.      RELEASES AND FINAL JUDGMENT
         ---------------------------

         20. Upon approval of the proposed settlement by the Court as fair, reasonable, and adequate to the Class, the Partnerships, plaintiffs and all other members of the Class, on behalf of themselves, their respective heirs, executors and administrators, successors and assigns and any person(s) they represent (collectively, the "Releasors"), in any and every capacity whatsoever, for good and sufficient consideration, the receipt of which is hereby acknowledged, shall be deemed to have fully, finally and irrevocably remised, released, relinquished and forever discharged each and every one of the Defendants and their respective present and former agents, servants, investment bankers, members, partners, employees, officers, directors, managing directors, parents and subsidiaries, affiliates, stockholders, heirs, executors, representatives, attorneys, accountants, auditors, successors, assigns, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to

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or affiliated with any of the Defendants (collectively, the "Released Parties")
from each and every class or individual claim, cause or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, demands, variances, trespasses, damages, judgments, extents, execution of claims, liens, obligations, undertakings, liabilities, losses, costs or expenses of any and every nature, whatsoever (including, without limitation, attorneys' fees and court costs), whether at law or in equity, known or unknown ("unknown claims"), foreseen or unforeseen, fixed or contingent, actual or constructive, which have been or might have been or in the future can or might be asserted by the Partnerships, plaintiffs or any member of the Class relating in any manner to the Partnerships, including without limitation claims or causes of action relating to the management or operation of the Partnerships, fees, reimbursements or charges to the Partnerships, the purchase or ownership of interests in the Partnerships, or any claims or causes of action based upon or arising out of the allegations or matters in issue in the complaints, or which prior to the approval of the Settlement are related directly or in any way related to any acts, facts, transactions, occurrences, representations or omissions set forth, alleged, or otherwise embraced in the complaints, including any claims for violations of federal, state or other law, or of the common law, which the Releasors, or any of them, had, now have or may hereafter have as a Partnership, member of the Class or individual, against the Released Parties, or any of them, excepting any claim to enforce the terms of this Stipulation. Further, in the event that primary authority to dispose of the partnership properties passes to the Sales Agent, the Releasors remise, release, relinquish, and forever discharge the Released Parties from any claims or causes of action, whether class or individual, at law or in equity, known or unknown ("unknown claims"), foreseen or unforeseen, fixed or contingent, actual or constructive, relating in any manner to the passing or transfer of such authority to the Sales Agent, the Sales Agent's exercise of or failure to exercise such authority,

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actions taken by the Released Parties at the request or direction of the Sales
Agent or actions not taken by the Released Parties due to the transfer of authority to the Sales Agent, or the relinquishment of such authority by any of the Released Parties. The releases provided in this paragraph shall be personally enforceably by each and every one of the Released Parties, each of which shall be deemed a third-party beneficiary of such release.

         21. "Unknown claims" means any and all claims which any Partnership, plaintiff or Class member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, which if known by him, her or it might have affected his, her or its decision not to object to the Stipulation.

         22. Upon the approval by this Court of the Settlement, a Final Judgment shall be entered in the Action, substantially in the form attached as Exhibit D:

                  (i) approving the Settlement; adjudging the terms thereof to be fair, reasonable and adequate; directing consummation of its terms and provisions; awarding plaintiffs' counsel such fees, expenses and disbursements as the Court deems appropriate to be paid from the proceeds of the liquidation of the Partnerships' properties; and retaining jurisdiction to effectuate the foregoing;

                  (ii) dismissing the complaints in these actions on the merits and with prejudice to the plaintiffs and the Class and permanently barring all members of said Class except those persons who excluded themselves therefrom from prosecuting against the Defendants any individual or class claims which are or could have been asserted in said actions, including without limitation any claims arising out of or in any way relating to any of the acts, facts, transactions, occurrences, representations or omissions set forth in the complaints; and

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                  (iii) containing such other and further provisions consistent with the terms and provisions of this Stipulation as the Court may deem advisable.

VII.     MISCELLANEOUS
         -------------

         23. The Partnerships will continue to be operated in the ordinary course and consistent with past practice until the Partnership properties have been sold and the proceeds applied and/or distributed. At that time, the Partnerships shall be terminated in accordance with the applicable Partnership Agreements. Until termination, payments, and reimbursements for services rendered by the General Partners or their affiliates shall be in accordance with past practice.

         24. Notwithstanding any other provision in this Stipulation, the parties recognize that it may be necessary for the general partners or their affiliates to extend short-term loans to one or more of the Partnerships to avoid default on mortgages which such Partnerships may have previously granted to its lenders or to cover necessary operating expenses. Any new loan of this type in excess of $5,000 shall be made only after ten days written notice to plaintiffs' counsel. This paragraph refers to the actual loaning of funds to the Partnerships and does not apply to reimbursements owing from the Partnerships.

         25. The parties recognize that it may be difficult to retain on-site property management and field personnel for the Partnerships' properties during the liquidation period. The parties agree that the General Partners and their affiliates are authorized, in their discretion, to raise salaries of such personnel up to 10 percent in an effort to retain on-site property management and field personnel.

         26. The Defendants hereby acknowledge and agree that the settlement of this case and the liquidation process established herein is attributable to this

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lawsuit and that Plaintiffs' counsel shall seek approval of the Court for a fee and expense award to be paid from the Settlement Fund.

         27. Plaintiffs' counsel intends to apply for an award of fees and expenses in this action. The settlement has bestowed upon the class members two significant benefits and generated two separate funds from which Plaintiffs' counsel will seek an award of attorneys fees: the monetary benefit fund and the liquidation benefit fund.9 Therefore, Plaintiffs' counsel intends to apply for an award that would address both of these benefits. First, Plaintiffs counsel will apply for a fee award no greater than 33% of the monetary benefit fund that has been received by the Class members. Second, as to the liquidation benefit fund, Plaintiffs' counsel will seek a fee award no greater than 15% of the increase that the Class receives over and above the estimated current market value of the Partnership units; provided, however, that the increase on which the fee award is calculated shall in no event exceed 100% of the estimated current market value of the Partnership units. The estimated current market value will be deemed to be the most recent weighted average of the respective Partnership units' trading prices on the secondary market as reported by the Partnership Spectrum for the period of May through June 2001. The fees and expenses allocable to the liquidation benefit fund shall be paid from the proceeds of the sale of the Partnerships' properties and shall not be borne by Defendants or their affiliates, directly or indirectly. Defendants will not oppose an application for fees and expenses by plaintiffs' counsel made in accordance with this paragraph.




----------------
9        The "monetary benefit fund" means the amount of the Realmark IV payable that is available for distribution to the Realmark IV limited partners pursuant to paragraph 8 above, together with any indebtedness owing by Realmark VI-A to the General Partners and/or JMJ which was waived by the General Partners and/or JMJ and made available for distribution to the Realmark VI-A limited partners pursuant to paragraph 9 above.

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         28. The parties recognize that the partnership agreements provide that
Defendants' attorneys' fees and expenses in defending these actions are reimbursed by the partnerships and that such fees and expenses have been or will be reimbursed.

         29. The parties agree to cooperate in seeking approval of this stipulation and the terms of the settlement set forth above by the Court and the members of the Class. In the event that any provision of this stipulation is not approved by the Court, each party shall have the option to rescind this agreement. If this stipulation is rescinded, it shall have no effect whatsoever and this action shall be returned to its status immediately prior to the execution of this stipulation, including without limitation its status as a putative class action in which no class has been certified.

         30. All documents exchanged between the parties in this action whether in formal discovery or informally as part of settlement discussions, and all information reflected therein, shall be maintained confidential and not disclosed to any third persons. At the conclusion of this action, all such documents and any copies, summaries, and notes from such documents, shall be destroyed or returned to Defendants. If the documents are destroyed, plaintiffs' counsel will provide a written certification confirming this. The parties to this Stipulation and their counsel agree not to disclose or publicize any information obtained, formally or informally, during the pendency of these lawsuits or any information relating to the settlement of these lawsuits or the terms of the settlement, other than through the notice procedure described above. The parties agree that this paragraph may be specifically enforced by injunction or otherwise, and that such agreement shall not preclude other applicable remedies.

         31. This stipulation and its exhibits constitute the sole and entire agreement among the parties hereto with respect to the subject matter hereof and no representations, warranties, inducements, promises, or agreements (oral or otherwise) not embodied or incorporated herein, have been made concerning or in

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connection with this stipulation, or the exhibits hereto. Any and all prior discussions, negotiations, agreements, commitments and understandings relating thereto, are superseded hereby and merged herein. The provisions of this stipulation (including any time periods specified herein) may be modified by written agreement of all of the parties with the consent of the Court without further notice to the Class, unless the Court requires such notice. The terms or provisions of this stipulation may not be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by all parties hereto. Any failure by any party to this agreement to insist upon the strict performance by any other party of any of the provisions of this stipulation shall not be deemed a wavier of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all the provisions of this agreement to be performed by such other party.

         32. This stipulation, including, but not limited to, the releases contained herein, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles. This stipulation and its exhibits shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New York. The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the stipulation, and all parties hereto submit to the exclusive jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the stipulation.

         33. This stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that, because of the arm's length negotiations between the parties hereto, all parties hereto have contributed substantially and materially to the preparation of this stipulation.

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
         34. This stipulation may be executed in separate counterparts, each of which when so executed shall constitute an original, but all of which together shall constitute the same instrument.

Dated:  August 29, 2001

                                          HODGSON RUSS LLP
                                          Attorneys for Defendants

                                          By /s/ Robert J. Lane, Jr.
                                            ------------------------------------
                                                 Robert J. Lane, Jr.
                                          One M & T Plaza, Suite 2000
                                          Buffalo, New York  14203
                                          (716) 856-4000


                                          WOLF HALDENSTEIN ADLER
                                          FREEMAN & HERZ LLP
                                          Attorneys for Plaintiff Ira Gaines

                                          By /s/ Lawrence P. Kolker
                                            ------------------------------------
                                                 Lawrence P. Kolker
                                          270 Madison Avenue
                                          New York, New York  10016
                                          (212) 545-4600

                                          LAW OFFICES OF VINCENT T. GRESHAM
                                          Attorneys for Plaintiff Sean O'Reilly
                                          and Louise Homburger


                                          By /s/ Robert R. Elarbee
                                            ------------------------------------
                                                 Robert R. Elarbee
                                          565 Franklin Road
                                          Atlanta, Georgia  30342
                                          (404) 705-8681

                                          So Ordered:


                                          /s/ Joseph G. Makowski
                                          --------------------------------------
                                          Joseph G. Makowski, J.S.C.



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